Exhibit 10.12

Share Exchange Agreement

Transferor (Party A): Yuanshun Shao

Transferee (Party B): Anyuan Sun

According to the resolution of the directors’ meeting of Wenzhou Xibolun Fluid Equipment Co., Limited on August 10, 2010, Party A and Party B agreed to reach following share exchange agreement on August 10, 2010.

1.	Party A transfers 10% of shares in Wenzhou Xibolun Fluid Equipment Co., Limited, Ltd. in value of RMB 100,000 to Party B for the original price.

2.	The consideration of share transfer will be delivered out of book within 30 days after the approval of the industry and commerce bureau.

3.	After the share transfer, Party A will no long possess any right and obligation regarding Wenzhou Xibolun Fluid Equipment Co., Limited which will be possessed by Party B.

4.	If any party violates this agreement, he should undertake following responsibility: the defaulting party shall compensate any direct economic loss incurred by the violation to the non-defaulting party.

5.	Any dispute shall be resolved by the court.

6.	This agreement is effective after both parties sign it. It has 4 originals, with Party A, Party B, the company and the industry and commerce bureau each holding one copy,.

Party A: /s/ Yuanshun Shao

Party B: /s/ Anyuan Sun

2010-8-10